Exhibit a.12

THE MANAGERS FUNDS

Certificate of Amendment

The undersigned, being the Secretary of The Managers Funds (hereinafter referred to as the “Trust”), a Massachusetts business trust, DOES HEREBY CERTIFY that:

Pursuant to Section 5.12 of the Trust’s Declaration of Trust, dated November 23, 1987, as amended to date (the “Trust Agreement”) the Trustees of the Trust, by the affirmative vote of their entire number at a regular meeting of the Trustees held on June 4, 2003, did establish and designate three classes of shares of beneficial interest of the Managers Special Equity Fund and Managers International Equity Fund series of the Trust (the “Funds”) with two such classes to be designated as R Shares and I Shares, respectively, and the third class of shares to have no nominal designation, provided that

(1) each Class shall have the relative rights and preferences set forth in Section 5.12 of the Trust Agreement except that the following liabilities, expenses, costs, charges and reserves shall be specifically allocated and charged to each respective Class of the Funds incurring such liability, expense, cost, charge or reserve, and shall constitute “liabilities belonging to” such class within the meaning of Section 5.12(c) of the Trust Agreement: (a) Rule 12b-1 fees, (b) amounts paid or payable by a Fund for shareholder services provided by intermediaries with respect to the shareholders of that Class (other than pursuant to a 12b-1 Plan) and (c) other expenses specifically approved from time to time by the Trustees, provided, however, that no liability, expense, cost, charge or reserve shall be allocated and charged to any particular class if such allocation and charge would cause the Fund to fail to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, or adversely affect its right to claim a dividend paid deduction thereunder; and

(2) such establishment and designation shall be effective upon the effectiveness of the post-effective amendment to the Trust’s registration statement amendment describing such classes of each Fund, at which time all of the issued and outstanding shares of each Fund shall be redesignated as shares of that Fund’s class of shares with no nominal designation.

IN WITNESS WHEREOF, the undersigned have set his hand as of this 28th day of July, 2003.

/s/ Donald S. Rumery
Donald S. Rumery
Secretary